Exhibit 99.1

On December 14, 2020, the Patent Trial and Appeal Board of the USPTO (“PTAB”), declared a third interference between a pending U.S. patent application (U.S. Serial No. 14/685,510) that is owned by ToolGen and 14 U.S. patents (the 13 U.S. patents involved in one of two another existing interference involving our licensor The Broad Institute (“Broad”) and U.S. Patent No. 8,889,418) and two U.S. patent applications (the U.S. patent application involved in the other existing interference and U.S. Serial No. 15/330,876) that are co-owned by Broad and the Massachusetts Institute of Technology, and in some cases Harvard University, and in-licensed by us. On the same day, the PTAB also declared a fourth interference between the same pending U.S. patent application (U.S. Serial No. 14/685,510) that is owned by ToolGen and certain U.S. patent applications that are co-owned by the University of California, the University of Vienna, and Emmanuelle Charpentier. These two declarations of interference involving ToolGen’s patent application describe the interfering subject matter as related to a mammalian cell with a CRISPR/Cas system that comprises a codon optimized nucleic acid encoding a Cas9 polypeptide with a nuclear localization signal and a single-molecule guide RNA that are together capable of forming a Cas9/RNA complex that mediates double stranded cleavage of a target nucleic acid sequence.

As a result of these two declarations of interference, parallel adversarial proceedings in the U.S. Patent and Trademark Office before the PTAB have been initiated. An interference is declared to ultimately determine priority, specifically which party was first to invent the commonly claimed invention. An interference is typically divided into two phases. The first phase is referred to as the motions or preliminary motions phase while the second is referred to as the priority phase. In the first phase, each party may raise issues including but not limited to those relating to the patentability of a party’s claims based on prior art, written description, and enablement. A party also may seek an earlier priority benefit or may challenge whether the declaration of interference was proper in the first place. Priority, or a determination of who first invented the commonly claimed invention, is determined in the second phase of an interference. Although we cannot predict with any certainty how long each phase will actually take, each phase may take approximately a year or longer before a decision is made by the PTAB. It is possible for motions filed in the preliminary motions phase to be dispositive of the interference proceeding, such that the second priority phase is not reached. It is also possible that other third parties may seek to become a party to these interferences.

The 14 in-licensed U.S. patents and two in-licensed U.S. patent applications that are the subject of the third interference (which includes the 13 in-licensed U.S. patents and one in-licensed U.S. patent application that are the subject of the existing interference and the one in-licensed U.S. patent that is the subject of the re-examination) relate generally to the CRISPR/Cas9 system and its use in eukaryotic cells. The claims of the 14 in-licensed U.S. patents and two in-licensed U.S. patent applications vary in scope and coverage and include claims that are directed to CRISPR/Cas9 systems that employ viral vectors for delivery, single guide RNAs, modified guide RNAs, S. aureus Cas9, or a Cas9 nickase and are relevant to our genome editing platform technology. The loss or narrowing in scope of one or more of these in-licensed patents could have a material adverse effect on the conduct of our business, financial condition, results of operations, and prospects.

We or our licensors are subject to and may in the future become a party to similar proceedings or priority disputes in Europe or other foreign jurisdictions. For example, four European patents that we have in-licensed from Broad, acting on behalf of itself and MIT, or itself, MIT and Harvard have been revoked in their entirety by the European Patent Office Opposition Division (the “Opposition Division”). Broad, acting on behalf of itself and MIT, or itself, MIT and Harvard filed notices of appeal to the Boards of Appeal of the EPO for review of the Opposition Division’s decisions with respect to certain of these patents. It is uncertain when or in what manner the Boards of Appeal will act on these appeals. The Opposition Division has also initiated opposition proceedings against 14 other European patents that we have in-licensed from Broad, acting on behalf of itself and MIT, or itself, MIT and Harvard, or itself, MIT, Harvard and The Rockefeller University (“Rockefeller”) (European Patent Nos. EP 2,825,654 B1, EP 2,840,140 B1, EP 2,921,557 B1, EP 2,931,892 B1, EP 2,931,897 B1, EP 2,940,140 B1, EP 3,011,032 B1, EP 3,011,034 B1, EP 3,494,997 B1, EP 3,064,585 B1, EP 3,144,390 B1, EP 3,310,917 B1, EP 3,470,519 B1, and EP 3,237,615 B1), one European patent that we co-own and in-license from Broad, acting on behalf of itself, MIT and The University of Iowa Research Foundation (European Patent No. EP 3,066,201 B1), and one European patent that we have in-licensed from Broad acting on behalf of Wageningen University (European Patent No. EP 3,283,625 B1). The EPO opposition proceedings may involve issues including, but not limited to, procedural formalities related to filing the European patent application, priority, and the patentability of the involved claims. The loss of priority for, or the loss of, these European patents could have a material adverse effect on the conduct of our business. One or more of the third parties that have filed oppositions against these European patents or other third parties may file future oppositions against other European patents that we in-license or own. For example, we are aware that oppositions have been filed against three European patents that we have in-licensed from Broad, acting on behalf of itself, MIT and Harvard (European Patent Nos. EP 3,502,253 B1, EP 3,011,031 B1, and EP 3,252,160 B1). The deadlines for filing oppositions against these European patents are February 27, 2021, June 30, 2021, and July 28, 2021, respectively. There may be other oppositions against these European patents that have not yet been filed or that have not yet been made available to the public.